Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 (No. 333-266060 and No. 333-274575) and Form F-3 (No. 333-271549 and No. 333-272125) of Belite Bio, Inc of our report dated March 11, 2024, with respect to our audits of the consolidated financial statements of Belite Bio, Inc as of December 31, 2022 and 2023, and for each of the years in the two-year period ended December 31, 2023, which is included in its Annual Report on Form 20-F, filed with the Securities and Exchange Commission.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

New York, New York

March 11, 2024